UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Patricia Figueroa	Shona Sabnis
(212) 836-2758	(212) 836-2626
Patricia.Figueroa@arconic.com	Shona.Sabnis@arconic.com

Arconic Adds Two Exceptional Director Candidates to Company Slate,

Bringing Valuable Aerospace Expertise

Annual Meeting Set for May 25, 2017

Company Publishes Supplemental Proxy Materials, New Investor Presentation

Arconic Urges Shareholders to Protect the Value of Their Investment by Voting FOR Arconic’s Director Nominees on the NEW WHITE Proxy Card TODAY

NEW YORK, May 4, 2017 – Arconic (NYSE: ARNC) today announced its nomination of former Boeing Commercial Airplanes President and Chief Executive Officer James “Jim” F. Albaugh and Air Force retired General Janet C. Wolfenbarger for election to Arconic’s Board of Directors at the Company’s 2017 Annual Meeting. Mr. Albaugh and General Wolfenbarger will stand for election with current directors David Hess, Amy Alving and Ulrich Schmidt.

Ratan Tata, who has been a valued member of the Board, has resigned as a director to focus on other business interests. With his departure, the Board has nominated Mr. Albaugh and General Wolfenbarger to stand for election to fill the two vacancies on the Board. Arconic previously offered to appoint two Elliott Management nominees to the Board. Elliott and its nominees rejected the offer.

Upon the election of Arconic’s candidates, nine directors of 13 will have joined the Board in the last 16 months, making it one of the shortest tenured Boards in the S&P 500. Arconic’s Board would continue to consist of 13 directors, 12 of whom are independent, and three of whom were nominated by Elliott last year.

Together, Arconic’s director nominees for the 2017 Annual Meeting have decades of combined aerospace and defense experience. Their deep expertise spans aerospace structures, jet engines, defense, manufacturing and engineering, technology, finance and purchasing – all highly relevant to Arconic’s core business.

About the New Arconic Nominees

James “Jim” F. Albaugh is an internationally recognized aerospace executive who was the President and CEO of Boeing Commercial Airplanes until his retirement in 2012. Prior to that role, Mr. Albaugh was President and CEO of Boeing Integrated Defense Systems and President of Rocketdyne Propulsion and Power. Mr. Albaugh is the Chairman of the National Aeronautic Association, past Chairman of the Aerospace Industries Association and serves on the Boards of American Airlines and Harris Corporation. He holds a Master’s degree in Civil Engineering from Columbia University and is an elected member of the National Academy of Engineering. The aerospace segment represents close to half of Arconic’s overall revenue today and has significant prospects for the future. Mr. Albaugh brings a deep understanding of the aerospace segment’s needs.

Janet C. Wolfenbarger is a retired four-star general who was responsible for procurement, science and technology, test and evaluation, logistics and supply chain for the U.S. Air Force; she oversaw an approximately $60 billion annual budget, including a large portion of the approximately $1 billion of business that Arconic does in the defense industry. In her last military role, General Wolfenbarger oversaw an organization of 80,000 people and led significant restructuring of the Air Force Materiel Command to improve efficiency. General Wolfenbarger was the first female four-star general in Air Force history. Among her many accomplishments, General Wolfenbarger holds a Master’s degree in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

About Arconic’s Other Nominees

David Hess is a proven leader in the aerospace industry, with over 38 years of operating experience and deep knowledge of jet engine technology and manufacturing. Mr. Hess was President of Pratt & Whitney, a $15 billion global commercial and military aircraft engine company, and a major Arconic customer. He was most recently Executive Vice President and Chief Customer Officer at United Technologies Corporation. Mr. Hess is currently Arconic’s Interim CEO.

Amy Alving is a renowned expert on aerospace innovation and engineering, and cybersecurity. She is a former executive with the Defense Advanced Research Projects Agency (DARPA) and is a member of the Defense Science Board, a committee of civilian expert advisors to the U.S. Department of Defense on scientific and technical matters. Dr. Alving has a Ph.D in Mechanical and Aerospace Engineering from Princeton. She brings critical enterprise risk management expertise to Arconic and is Chair of the Company’s Cybersecurity Advisory Subcommittee.

Ulrich Schmidt is the former Chief Financial Officer of Spirit Aerosystems Holdings, Inc. and Chief Financial Officer of Goodrich Corporation. Mr. Schmidt is a former director at Precision Castparts where he chaired the Audit Committee. Mr. Schmidt joined the Board in February 2016 after being nominated by Elliott. Mr. Schmidt currently serves as Chair of Arconic’s Audit Committee, in addition to serving on the Governance and Nominating Committee and Finance Committee.

2017 Annual Meeting

Arconic also announced today that its Annual Meeting will be held on May 25, 2017 at 9:00 AM EDT at the Performing Arts Center, Purchase College, SUNY, 735 Anderson Hill Road, in Purchase, New York. Shareholders of record as of March 1, 2017 are eligible to vote. The Company will file supplemental proxy materials with the U.S. Securities and Exchange Commission, which will also be available on www.arconic.com/annualmeeting.

Letter to Arconic Shareholders and New Investor Presentation

The Arconic Board of Directors today published an open letter to Arconic shareholders and a new investor presentation. The Arconic Board unanimously recommends that shareholders vote “FOR” all five of Arconic’s director nominees on the New WHITE proxy card today, and urges shareholders not to cede undue and excessive influence over the Company and the CEO search process to Elliott, one shareholder with a 13.2% stake. The letter can be viewed here. The investor presentation can be viewed here.

Additional information, including the letter to shareholders and investor presentation are available at www.arconic.com/annualmeeting

Your Vote Is Important, No Matter How Many or How Few Shares You Own

Please vote today by telephone, via the Internet or by signing, dating and returning the enclosed WHITE proxy card. If you have questions or need assistance voting your shares, or wish to change a prior vote of your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

Please simply discard any Blue proxy card that you may receive from Elliott Management.

Submitting a proxy using a Blue proxy card – even if you “withhold” on Elliott Management’s nominees – will revoke any vote you had previously submitted on Arconic’s WHITE proxy card.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.